FOR IMMEDIATE RELEASE — CALGARY, ALBERTA —  NOVEMBER 5,  2002

Baytex Energy Ltd. (TSX-BTE) of Calgary, Alberta plans to release its Third Quarter 2002 operating and financial results at approximately 7:00 a.m. MST (9:00 a.m. EST) on Monday, November 11, 2002.  A conference call for analysts and investors has been scheduled for:

Monday, November 11, 2002 at 10:00 a.m. MST (12:00 Noon EST)

Conference call dial in number is 1-888-740-8120

To participate in the call, please ensure you call in at least 10 minutes prior to commencement time.  An archived recording of the conference call will be available approximately one hour after the completion of the call until November 25, 2002.  You may access the recording by dialing 1-800-558-5253, Access Code 21008135.  A recording will also be available on Baytex Energy’s website at www.baytex.ab.ca on November 13, 2002.

Baytex is an intermediate oil and gas exploration and production company whose shares are traded on The Toronto Stock Exchange under the trading symbol “BTE”.

For further information contact:

Investor Relations

Paulette Moody

(403) 267-0764.